EXECUTION COPY

                      SECOND AMENDMENT TO CREDIT AGREEMENT

          SECOND AMENDMENT TO CREDIT AGREEMENT (this "Second Amendment"), dated as of September 30, 2009 is by and among APPLETON PAPERS INC., a Delaware corporation (the "U.S. Borrower"), PAPERWEIGHT DEVELOPMENT CORP., a Wisconsin corporation ("Holdings"), certain subsidiaries of Holdings identified on the signature pages hereto as Guarantors, the Lenders identified on the signature pages hereto and BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer. All capitalized terms used herein and not otherwise defined herein shall have the respective meanings provided such terms in the Credit Agreement (as defined below).

                              W I T N E S S E T H:

          WHEREAS, the U.S. Borrower, Bemrosebooth Limited, a company organized under the laws of the United Kingdom, certain Subsidiaries of the U.S. Borrower party thereto, Holdings, the Lenders party thereto and the Administrative Agent entered into that certain Credit Agreement dated as of June 5, 2007 (as amended, restated, modified and/or supplemented from time to time, the "Credit Agreement");

          WHEREAS, Holdings and the U.S. Borrower wish to amend and/or modify certain provisions of the Credit Agreement in order to permit the exchange of not less than $87,560,000 of the Senior Unsecured Notes and not less than $99,750,000 of the Senior Subordinated Notes for Second Lien Notes (as defined below) pursuant to the Exchange Offer (as defined below);

          WHEREAS, the Second Lien Notes shall be secured by a Lien on certain of the Collateral pursuant to the Second Lien Security Documents (as defined below), which Lien shall rank subordinated and junior to the Lien on the Collateral pursuant to the Security Documents; and

          WHEREAS, Holdings and the U.S. Borrower have requested that the Lenders amend the Credit Agreement to modify certain provisions contained therein; and

          WHEREAS, the Required Lenders have agreed to amend the Credit Agreement on the terms and subject to the conditions set forth herein.

          NOW, THEREFORE, IN CONSIDERATION of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

I.   Amendments to Credit Agreement.

     1. Section 1.01 of the Credit Agreement is hereby amended by inserting the following new definitions in the appropriate alphabetical order:

     "Exchange Offer" means the tender and exchange of Senior Unsecured Notes and Senior Subordinated Notes for Second Lien Notes pursuant to that certain Offering Circular, dated August 18, 2009, in respect of the Senior Unsecured Notes, the Senior Subordinated Notes and the Second Lien Notes.

     "Intercreditor Agreement" means the Intercreditor Agreement executed by Holdings, the U.S. Borrower, the other Loan Parties from time to time party thereto, the Administrative Agent and the collateral agent under the Second Lien
Note Indenture, as the same may be amended, restated, supplemented, waived and/or otherwise modified from time to time in accordance with the terms thereof and of this Agreement.

     "Second Amendment" means the Second Amendment to this Agreement, dated as of September 30, 2009.

     "Second Amendment Effective Date" has the meaning specified in the Second Amendment.

     "Second Lien Note Indenture" means the indenture entered into by Holdings, the U.S. Borrower, certain of its Subsidiaries and U.S. Bank National Association, as trustee, in connection with the issuance of the Second Lien Notes, as the same may be amended, restated, supplemented, waived and/or otherwise modified from time to time in accordance the terms thereof, of this Agreement and of the Intercreditor Agreement.

     "Second Lien Note Documents" means the Second Lien Note Indenture, the Second Lien Notes, the Second Lien Security Documents and each other document, instrument or agreement relating to the issuance of the Second Lien Notes, as the same may be amended, restated, supplemented, waived and/or otherwise modified from time to time in accordance with the terms thereof, of this Agreement and of the Intercreditor Agreement.

     "Second Lien Notes" means the 11.25% senior secured second lien notes of the U.S. Borrower due 2015 to be issued and exchanged pursuant to the Second Lien Note Indenture and in accordance with the Exchange Offer.

     "Second Lien Security Documents" means the collective reference to each security agreement, pledge agreement, mortgage, deed of trust, collateral agreement, instrument or other document granting or perfecting a Lien on any asset or assets of any Person in accordance with the terms of the Intercreditor Agreement to secure the obligations and liabilities of Holdings, the U.S. Borrower and certain of its Subsidiaries under the Second Lien Note Documents.

     "Specified Litigation" means that certain litigation commenced by the U.S. Borrower in September 2007 against a former contractor, in which the U.S. Borrower asserted claims including breach of obligations under a February 2007 agreement to perform certain engineering services, and in connection with which the U.S. Borrower received a favorable jury verdict on May 14, 2009.

     2. The definition of "Applicable Rate" appearing in Section 1.01 of the Credit Agreement is hereby amended by (a) deleting the grid contained in such definition and inserting the following new grid in lieu thereof:

                                                   Eurodollar
                                                   Rate Loans
                                                   and
     Pricing    Consolidated                       Letter of      Base Rate
     Level      Leverage Ratio    Commitment Fee   Credit Fee     Loans
     --------   ---------------   --------------   ------------   ----------
     1          <= 3.50:1         0.50%            3.125%         2.125%
     2          > 3.50:1 but
                 <= 4.00:1        0.50%            3.625%         2.625%
     3          > 4.00:1 but
                 <= 4.50:1        0.50%            4.125%         3.125%
     4          > 4.50:1          0.50%            4.625%         3.625%

and (b) adding the following new sentence at the end thereof:

          "The Applicable Rate in effect from the Second Amendment Effective Date through the first Business Day immediately following the date a Compliance Certificate is required to be delivered pursuant to Section 6.02(a) for the fiscal quarter ending on or about September 30, 2009 shall be determined based upon Pricing Level 4."

     3. The definition of "Consolidated EBITDA" appearing in Section 1.01 of the Credit Agreement is hereby amended by deleting the first paragraph of such definition and inserting the following new paragraph in lieu thereof:

          ""Consolidated EBITDA" means, for any period, the sum of (i) Consolidated Net Income for such period plus (ii) without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) income tax expense, (b) interest expense, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Loans), (c) depreciation and amortization expense (including, but not limited to, goodwill), (d) any extraordinary charges or losses determined in accordance with GAAP, (e) non-cash charges from employee compensation deferrals and employer matching contributions pursuant to the ESOP Documentation relating to ESOP Stock Issuances, (f) cash losses from Asset Sales, (g) cash restructuring charges and/or non-recurring cash charges or losses not to exceed $2,000,000 in any twelve month period, (h) any other non-cash charges, non-cash expenses or non-cash losses of Holdings or any of its Subsidiaries (provided, however, that cash payments made in any future period in respect of such non-cash charges added back in determining Consolidated EBITDA for periods ending after the Closing Date (as with any other non-cash charge, expense or loss added to Consolidated Net Income pursuant to this clause (h)) shall be subtracted from Consolidated Net Income in calculating Consolidated EBITDA in the period when such payments are made) and (i) litigation expenses in connection with the Specified Litigation or one-time costs associated with the machinery and equipment involved in such litigation (including start-up costs), but only up to the aggregate amount of cash proceeds received by the U.S. Borrower during such period in connection with such litigation (it being understood that approximately $5,600,000 of such costs were incurred in the fourth quarter of fiscal year 2008, approximately $3,500,000 of such costs were incurred in the first quarter of fiscal year 2009 and approximately $3,000,000 of such costs were incurred in the second quarter of fiscal year 2009), minus
     (iii) to the extent included in the statement of such Consolidated Net Income for such period, the sum of, without duplication, (a) interest income, (b) any extraordinary income or gains determined in accordance with GAAP (including, in any event, proceeds of the Specified Litigation (except to the extent permitted to be added back to Consolidated Net Income pursuant to clause (ii)(i) above) and any other litigation that is unusual in nature and non-recurring), (c) any cancellation-of-debt income resulting from repurchases or exchanges of Indebtedness after the Closing Date, (d) cash gains from Asset Sales and (e) any other non-cash income (excluding any items that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period that are described in the parenthetical to clause (h) above), all as determined on a consolidated basis."

     4. The definition of "Consolidated Senior Secured Leverage Ratio" appearing in Section 1.01 of the Credit Agreement is hereby amended by (i) replacing the words "Senior Secured" with "First Lien", (ii) inserting the text "the Second Lien Notes," immediately after the text "Senior Unsecured Notes" appearing in such definition, (iii) inserting the text "(in right of payment or in right of lien priority)" immediately following the text "(i) subordinated" appearing in such definition and (iv) deleting the text "subordination provisions of the Senior Subordinated Notes" appearing in such definition and inserting the text "payment subordination provisions of the Senior Subordinated Notes or lien subordination provisions of the Second Lien Notes, as applicable". In addition, each other reference to "Consolidated Senior Secured Leverage Ratio" in the Credit Agreement is hereby amended to read "Consolidated First Lien Leverage Ratio".

     5. The definition of "Excess Cash Flow" appearing in Section 1.01 of the Credit Agreement is hereby amended by (i) inserting the text "Second Lien Notes," immediately after the text "Existing Senior Subordinated Notes," appearing in such definition, (ii) replacing the text "Section 7.08(a)(C)" with the text "Section 7.08(a)(D)" and (iii) inserting the text "or resulting from the receipt of casualty or condemnation proceeds or other Extraordinary Receipts" immediately after the text "(vii) the aggregate net amount of income on the Disposition of property".

     6. The definition of "Loan Documents" appearing in Section 1.01 of the Credit Agreement is hereby amended by deleting the text "and (i) each Bilateral Facility Document" and inserting the text ", (i) each Bilateral Facility Document and (j) the Intercreditor Agreement" in lieu thereof.

     7.   The definition of "Permitted Refinancing Debt" appearing in Section
1.01 of the Credit Agreement is hereby amended by inserting the following text immediately preceding the text "(x) in connection" appearing in such Section:

     "(w) in connection with any refinancing of the Second Lien Notes, new Indebtedness of the U.S. Borrower having terms (other than pricing), taken as a whole, not materially less favorable to the U.S. Borrower than those applicable to the Second Lien Notes or otherwise on then market terms and conditions for comparable debt securities (as determined in good faith by the U.S. Borrower) or otherwise acceptable to the Administrative Agent; provided that in no event shall such Indebtedness
     (a) amortize, or otherwise be subject to scheduled redemptions, repurchases or other payments of principal or have a final maturity date that is earlier than December 15, 2015 (i.e., the original maturity date of the Second Lien Notes), (b) require prepayments or mandatory redemptions in a manner materially more extensive than the Second Lien Notes, (c) contain maintenance financial covenants that are more restrictive than those under this Agreement, (d) be secured by Liens that are not subordinated to the Liens securing the Obligations in a manner at least as favorable to the Lenders as provided for in the Intercreditor Agreement or (e) contain other terms and conditions that are more restrictive, taken as a whole, than those under this Agreement;"

     8.   The definition of "Specified Change of Control" appearing in Section
1.01 of the Credit Agreement is hereby amended by inserting the text "in the Second Lien Note Indenture," immediately after the text "in the Senior Unsecured
Note Indenture," appearing in such Section.

     9. Section 2.01(b) of the Credit Agreement is hereby amended by adding the following new paragraph to the end thereof:

          "As of August 1, 2008, (i) BemroseBooth Limited, the UK Borrower, was sold by Rose Holdings Limited, released from its obligations under the Loan Documents and no longer constituted a Designated Foreign Subsidiary Borrower pursuant to Section 2.15(e) and (ii) accordingly, the Bilateral Facilities available to the UK Borrower are no longer applicable. As of the First Amendment Effective Date, (i) no other Designated Foreign Subsidiary Borrower had been designated pursuant to Section 2.15(e), (ii) no new Designated Foreign Subsidiary Borrowers are permitted pursuant to Section 2.15(e) and (iii) accordingly, Revolving Credit Loans are no longer available in Alternative Currencies."

     10. Section 2.05(b) of the Credit Agreement is hereby amended by deleting clause (ii) of such Section and inserting the following new clause (ii) in lieu thereof:

          "(ii) If any Loan Party or any of its Subsidiaries (x) Disposes of any property in a Disposition constituting an Asset Sale which results in the realization by such Person of Net Cash Proceeds, (y) receives Net Cash Proceeds of casualty insurance or condemnation awards (or from payments in lieu thereof) or any Extraordinary Receipts (excluding for purposes of this clause (y) (I) any Net Cash Proceeds from "Recoveries" (as defined in the AWA Environmental Indemnity Agreement and the API Environmental Indemnity Agreement), which must be paid to AWA under the terms of the applicable Fox River Indemnity Arrangements and (II) the first $20,000,000 of Extraordinary Receipts received by the Loan Parties or any of their Subsidiaries in connection with the Specified Litigation on or after the Second Amendment Effective Date) or (z) incurs or issues any Indebtedness (other than Indebtedness expressly permitted to be incurred or issued pursuant to Section 7.02), the U.S. Borrower shall prepay an aggregate principal amount of Term B Loans equal to 100% of such Net Cash Proceeds within five Business Days of the receipt thereof by such Person (such prepayments to be applied as set forth in clause (iii) below); provided, however, that, (A) the U.S. Borrower shall only be required to prepay an aggregate principal amount of Term B Loans pursuant to preceding clause (x) above in this
     Section 2.05(b)(ii) equal to 50% of any Net Cash Proceeds received by the U.S. Borrower as a result of the Disposition by it of the Capital Stock of C&H Packaging Company, Inc. on or after the Second Amendment Effective Date, (B) so long as no Event of Default shall have occurred and be continuing, with respect to any prepayment of Term B Loans required to be made pursuant to preceding clause (x) above in this Section 2.05(b)(ii), if such prepayment would result in the prepayment of one or more Eurodollar Rate Loans on a day other than the last day of the then current Interest Period for each such Eurodollar Rate Loan, the U.S. Borrower may defer the relevant portion of such required payment until the last day of the relevant then current Interest Period of each such applicable Eurodollar Rate Loan (provided that such deferral period shall in no case exceed 60 days) and during such deferral period the U.S. Borrower may apply all or any part of such relevant portion of such required payment to prepay Revolving Credit Loans and may, subject to the fulfillment of the applicable conditions set forth in Article IV, reborrow such amounts (which amounts, to the extent originally constituting Net Cash Proceeds, shall be deemed to retain their original character as Net Cash Proceeds when so reborrowed) for application as required by this Section 2.05(b)(ii) (provided that, upon the occurrence of an Event of Default during any such deferral period, the U.S. Borrower shall immediately prepay Term B Loans in the amount of all Net Cash Proceeds received by the U.S. Borrower and other amounts, as applicable, that are required to be applied to prepay Loans under this Section 2.05(b)(ii) (without giving effect to this clause (B)) but which have not previously been so applied) and (C) with respect to any Net Cash Proceeds of casualty insurance or condemnation awards (or from payment in lieu thereof) otherwise required to be applied under preceding clause (y) above in this Section 2.05(b)(ii), at the election of the U.S. Borrower (as notified by the U.S. Borrower to the Administrative Agent (of its intent to reinvest) within five Business Days of the date of such Disposition), and so long as no Event of Default shall have occurred and be continuing at the time of such election, such Loan Party or such Subsidiary may reinvest all or any portion of such Net Cash Proceeds in operating assets so long as within 180 days after the receipt of such Net Cash Proceeds, such purchase shall have been consummated; and provided further, however, that any Net Cash Proceeds of casualty insurance or condemnation awards (or from payment in lieu thereof) not so reinvested shall be immediately applied (on such 180th day or, if sooner, to the extent (I) the U.S. Borrower makes an earlier determination that such funds will not be so invested or (II) an Event of Default has occurred and is continuing and the Required Lenders have requested immediate application) to the prepayment of the Term B Loans as set forth in this Section 2.05(b)(ii)."

     11. Section 2.05(b) of the Credit Agreement is hereby further amended by deleting clause (iii) of such Section and inserting the following new clause
(iii) in lieu thereof:

          "(iii) Each prepayment of Term B Loans pursuant to the foregoing provisions of this Section 2.05(b) shall be applied to the remaining principal repayment installments of the Term B Facility on a pro rata basis."

     12. Section 2.05(c) of the Credit Agreement is hereby amended by inserting the text ", the Second Lien Note Indenture" immediately after all instances of the text "the Senior Unsecured Note Indenture" appearing in such Section.

     13. Section 2.06(b) of the Credit Agreement is hereby amended by inserting the following text immediately preceding the existing text of such Section:

     "The Revolving Credit Facility shall be permanently reduced by (x) $5,000,000 on December 31, 2009, (y) another $10,000,000 on March 31, 2010 and (z) another $15,000,000 on June 30, 2010, with each such reduction to be applied as provided in Section 2.06(c) and to be accompanied by any prepayment required pursuant to Section 2.05(b)(v)."

     14. Section 2.08 of the Credit Agreement is hereby amended by deleting subsection (a) of such Section and inserting the following new subsection (a) in lieu thereof:

          "(a) Subject to the provisions of Section 2.08(b), (i) with respect to the Revolving Credit Loans (x) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the sum of (A) the Eurodollar Rate for such Interest Period plus (B) the Applicable Rate plus (C) (in the case of a Eurodollar Rate Loan of any Lender to any Designated Foreign Subsidiary Borrower in an Alternative Currency which is lent from a Lending Office in the United Kingdom or a Participating Member State) the Mandatory Cost; (y) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; and (z) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to (I) the Base Rate plus the Applicable Rate or (II) such other rate as mutually agreed to by the U.S. Borrower and the Swing Line Lender; and (ii) with respect to Term B Loans,
     (x) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period (A) prior to the Second Amendment Effective Date at a rate per annum equal to the sum of the Eurodollar Rate for such Interest Period plus 4.50% and (B) on the Second Amendment Effective Date and thereafter at a rate per annum equal to the sum of the Eurodollar Rate for such Interest Period plus 4.625% and (y) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date (A) prior to the Second Amendment Effective Date at a rate per annum equal to the Base Rate plus 3.50% and (B) on the Second Amendment Effective Date and thereafter at a rate per annum equal to the Base Rate plus 3.625%."

     15. Section 6.02 of the Credit Agreement is hereby amended by (i) deleting the word "and" appearing at the end of clause (f) of such Section, (ii) redesignating clause (g) of such Section as clause (i) of such Section and (iii) inserting the following new clauses (g) and (h) immediately following clause (f) of such Section:

     "(g) upon the request of the Administrative Agent (which request shall not be made more than once in any twenty four-month period, with the appraisals required pursuant to Section 6.16 counting as the initial request), promptly upon the completion thereof, appraisals at the expense of the U.S. Borrower, in form and substance, and conducted by an appraiser, reasonably satisfactory to the Administrative Agent, of the fixed assets and Mortgaged Properties of the Loan Parties;

     (h) upon the request of the Administrative Agent (which request shall not be made more than once in any twelve-month period, with the field examinations required pursuant to Section 6.16 counting as the initial request), promptly upon the completion thereof, field examinations at the expense of the U.S. Borrower, in form and substance, and conducted by an appraiser, reasonably satisfactory to the Administrative Agent, of the inventory and accounts receivable of the Loan Parties; and"

     16. Section 6.09(e) of the Credit Agreement is hereby amended by inserting the text ", Second Lien Notes" immediately after the text "Senior Unsecured Notes" appearing in such Section.

     17. Section 6.12 of the Credit Agreement is hereby amended by inserting the text "or the Second Lien Notes" immediately after the text "Senior Unsecured Notes" appearing in such Section.

     18. Article VI of the Credit Agreement is hereby amended by inserting the following new Section 6.16 in the appropriate sequence:

          "6.16 Second Amendment Post-Closing Actions.

          Deliver to the Administrative Agent (or otherwise fully cooperate with the Administrative Agent in obtaining, at the expense of the U.S. Borrower) within 120 days of the Second Amendment Effective Date (or such later date as agreed to by the Administrative Agent in writing):

          (a) appraisals, in form and substance, and conducted by an appraiser, reasonably satisfactory to the Administrative Agent, of the fixed assets and Mortgaged Properties of the Loan Parties; and

          (b) a field examination, in form and substance, and conducted by an appraiser, reasonably satisfactory to the Administrative Agent, of the inventory and accounts receivable of the Loan Parties."

     19. Section 7.01(c) of the Credit Agreement is hereby amended to delete the asterisk in the grid therein and the asterisked footnote at the end thereof.

     20. Section 7.02 of the Credit Agreement is hereby amended by (i) deleting the text "$150,000,000" appearing in clause (f) of such Section and inserting the text "$142,500,000 minus the aggregate principal amount of the Senior Subordinated Notes outstanding on the Second Amendment Effective Date and exchanged for Second Lien Notes in connection with the Exchange Offer" in lieu thereof, (ii) deleting the text "$185,000,000" appearing in clause (g) of such Section and inserting the text "$109,500,000 minus the aggregate principal amount of the Senior Unsecured Notes outstanding on the Second Amendment Effective Date and exchanged for Second Lien Notes in connection with the Exchange Offer" in lieu thereof, (iii) deleting the word "and" appearing at the end of clause (r) of such Section, (iv) deleting the period appearing at the end of clause (s) of such Section and inserting the text "; and" in lieu thereof and (v) inserting the following new clause (t) at the end of such Section:

     "(t) (i) Indebtedness of the U.S. Borrower in respect of the Second Lien Notes, together with any Permitted Refinancing Debt in connection therewith, in an aggregate principal amount not to exceed $199,657,500 minus the sum of (x) 1.01 times the aggregate principal amount of the Senior Unsecured Notes outstanding on the Second Amendment Effective Date and not exchanged for Second Lien Notes in connection with the Exchange Offer and (y) .625 times the aggregate principal amount of Senior Subordinated Notes outstanding on the Second Amendment Effective Date and not exchanged for Second Lien Notes in connection with the Exchange Offer and (ii) Guarantee Obligations of Holdings and any Subsidiary that is a Guarantor in respect of such Indebtedness."

     21. Section 7.03 of the Credit Agreement is hereby amended by (i) deleting the word "and" appearing at the end of clause (r) of such Section, (ii) deleting the period appearing at the end of clause (s) of such Section and inserting the text "; and" in lieu thereof and (iii) inserting the following new clause (t) at the end of such Section:

     "(t) to the extent such Liens are permitted under, and subject to, the Intercreditor Agreement, Liens securing Indebtedness under the Second Lien Note Documents and any Permitted Refinancing Debt in respect thereof."

     22. Section 7.06(b) of the Credit Agreement is hereby amended by deleting clause (iii) of such Section and inserting the following new clause (iii) in lieu thereof:

     "(iii) to the extent such Restricted Payments would be permitted under (x) at any time prior to the Second Amendment Effective Date, Section 4.07(a) of each of the Senior Subordinated Note Indenture and the Senior Unsecured
     Note Indenture as in effect on the date hereof or (y) on and after the Second Amendment Effective Date, Section 4.07(a) of the Second Lien Note Indenture as in effect on the Second Amendment Effective Date, (in each case taking into account any Investments made pursuant to Section 7.07(l)), to make other Restricted Payments to, or in connection with, the ESOP or the ESOP Documentation."

     23. Section 7.07(l) of the Credit Agreement is hereby amended by deleting such Section in its entirety and inserting the following Section 7.07(l) in lieu thereof:

     "(l) additional Investments to the extent such Investment, together with all Restricted Payments made pursuant to Section 7.06(b)(iii), would be permitted under (x) at any time prior to the Second Amendment Effective Date, Section 4.07(a) of each of the Senior Subordinated Note Indenture and the Senior Unsecured Note Indenture as in effect on the date hereof or (y) on and after the Second Amendment Effective Date, Section 4.07(a) of the Second Lien Note Indenture as in effect on the Second Amendment Effective Date."

     24. Section 7.08 of the Credit Agreement is hereby amended by deleting said Section in its entirety and inserting the following new Section 7.08 in lieu thereof:

          "7.08 Prepayments and Modifications of Certain Debt Instruments.

     (a) Make or offer to make any optional or voluntary payment, prepayment, repurchase or redemption of or otherwise optionally or voluntarily defease or segregate funds with respect to the Senior Unsecured Notes, Senior Subordinated Notes, the Existing Senior Subordinated Notes, the Second Lien Notes, any Permitted Refinancing Debt or enter into any derivative or other transaction with any Derivatives Counterparty obligating Holdings, the U.S. Borrower or any Subsidiary to make payments to such Derivatives Counterparty as a result of any change in market value of the Senior Unsecured Notes, the Senior Subordinated Notes, the Existing Senior Subordinated Notes or the Second Lien Notes (other than (A) the refinancing of any Existing Senior Subordinated Notes, Senior Subordinated Notes, Senior Unsecured Notes or Second Lien Notes with applicable Permitted Refinancing Debt, (B) the repurchase, redemption or defeasance of Senior Unsecured Notes so long as the Consolidated First Lien Leverage Ratio after giving effect thereto is less than 2.50 to 1.0 on a pro forma basis as if such repurchase, redemption or defeasance had been made on the last day of the most recent four quarter period of Holdings for which financial statements have been delivered pursuant to Section 6.01, (C) the repurchase, redemption or defeasance of Second Lien Notes so long as the Consolidated First Lien Leverage Ratio after giving effect thereto is less than 1.75 to 1.0 on a pro forma basis as if such repurchase, redemption or defeasance had been made on the last day of the most recent four quarter period of Holdings for which financial statements have been delivered pursuant to Section 6.01 and (D) in addition to subsection (B) above, (i) prior to the First Amendment Effective Date, the repurchase or repayment of up to $50,000,000 in aggregate principal amount of the Existing Senior Subordinated Notes, Senior Subordinated Notes, Senior Unsecured Notes and/or any Permitted Refinancing Debt, (ii) prior to the Second Amendment Effective Date, the repurchase or repayment of the Senior Subordinated Notes so long as the aggregate cash amount expended does not exceed $1,200,000, and (iii) Senior Unsecured Notes and Senior Subordinated Notes may be exchanged for Second Lien Notes pursuant to the terms of the Exchange Offer (including, without limitation, any consent payments, payments of accrued and unpaid (but not yet due) interest and any payments for rounding); provided that, in each case under this foregoing clauses
     (A), (B), (C) and (D), before and after giving effect to such repurchase, repayment and/or exchange, no Default or Event of Default shall have occurred or be continuing), (b) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of the Senior Unsecured Notes, the Senior Subordinated Notes, the Existing Senior Subordinated Notes, the Second Lien Notes or any Permitted Refinancing Debt (other than any such amendment, modification, waiver or other change that is (x) not materially adverse to the Lenders (it being understood and agreed that an increase of greater than 2.00% to the existing cash interest rate or other yield provisions is materially adverse to the Lenders so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or Agent hereunder) and that, in any event, would not result in such Indebtedness being unable to qualify as Permitted Refinancing Indebtedness if it were newly issued or (y) with respect to the Senior Unsecured Notes and the Senior Subordinated Notes, made in connection with the Exchange Offer) or (c) designate any Indebtedness (other than obligations of the Loan Parties pursuant to the Loan Documents) as "Designated Senior

     Debt" (or any other defined term having a similar purpose) for the purposes of the Senior Subordinated Note Indenture or any applicable Permitted Refinancing Debt Document."

     25. Section 7.11 of the Credit Agreement is hereby amended by (i) deleting the word "and" appearing immediately preceding the text "(h) any agreements" appearing in such Section and inserting a comma in lieu thereof and (ii) deleting the period at the end of such Section and inserting the text "and (i) the Second Lien Note Indenture." in lieu thereof.

     26. Section 7.12 of the Credit Agreement is hereby amended by (i) deleting the word "and" appearing immediately preceding the text "(viii) any restrictions" appearing in such Section and inserting a comma in lieu thereof and (ii) deleting the period at the end of such Section and inserting the text "and (ix) the Second Lien Note Indenture." in lieu thereof.

     27. Section 8.01 of the Credit Agreement is hereby amended by (i) deleting the text "100%" appearing in clause (k)(ii) of such Section and inserting the text "greater than 50%" in lieu thereof, (ii) deleting the word "or" appearing at the end of clause (l) of such Section, (iii) deleting the comma appearing at the end of clause (m) of such Section and inserting the text "; or" in lieu thereof and (iv) inserting the following new clause (n) immediately after clause
(m) of such Section:

     "(n) the Intercreditor Agreement or any provision thereof shall cease to be in full force and effect, or any Lien securing or purporting to secure Indebtedness or other obligations owing under the Second Lien Note Documents shall, for any reason, cease to be subordinated to the Lien created under the Security Documents securing the First-Lien Obligations under, and as defined in, the Intercreditor Agreement,"

     28. Article XI of the Credit Agreement is hereby amended by inserting the following new Section 11.19 in the appropriate sequence:

       " 11.19 OTHER LIENS ON COLLATERAL; TERMS OF INTERCREDITOR AGREEMENT; ETC.
(a) EACH LENDER HERETO UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT LIENS SHALL BE CREATED ON THE COLLATERAL PURSUANT TO THE SECOND LIEN NOTE DOCUMENTS, WHICH LIENS SHALL BE REQUIRED TO BE SUBORDINATED AND JUNIOR TO THE LIENS CREATED PURSUANT TO THE LOAN DOCUMENTS IN ACCORDANCE WITH THE TERMS OF THE INTERCREDITOR AGREEMENT. THE INTERCREDITOR AGREEMENT ALSO HAS OTHER PROVISIONS WHICH ARE BINDING UPON THE LENDERS, THE HEDGE BANKS AND THE CASH MANAGEMENT BANKS PURSUANT TO THIS AGREEMENT. PURSUANT TO THE EXPRESS TERMS OF SECTION 8.1 OF THE INTERCREDITOR AGREEMENT, IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THE INTERCREDITOR AGREEMENT AND ANY OF THE LOAN DOCUMENTS, THE PROVISIONS OF THE INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL.

          (b) EACH LENDER AUTHORIZES AND INSTRUCTS THE ADMINISTRATIVE AGENT TO ENTER INTO THE INTERCREDITOR AGREEMENT ON BEHALF OF THE LENDERS, AND TO TAKE ALL ACTIONS (AND EXECUTE ALL

DOCUMENTS) REQUIRED (OR DEEMED ADVISABLE) BY IT IN ACCORDANCE WITH THE TERMS OF THE INTERCREDITOR AGREEMENT.

          (c) THE PROVISIONS OF THIS SECTION 11.19 ARE NOT INTENDED TO SUMMARIZE ALL RELEVANT PROVISIONS OF THE INTERCREDITOR AGREEMENT. REFERENCE MUST BE MADE TO THE INTERCREDITOR AGREEMENT ITSELF TO UNDERSTAND ALL TERMS AND CONDITIONS THEREOF. EACH LENDER IS RESPONSIBLE FOR MAKING ITS OWN ANALYSIS AND REVIEW OF THE INTERCREDITOR AGREEMENT AND THE TERMS AND PROVISIONS THEREOF, AND NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS RESPECTIVE AFFILIATES MAKES ANY REPRESENTATION TO ANY LENDER AS TO THE SUFFICIENCY OR ADVISABILITY OF THE PROVISIONS CONTAINED IN THE INTERCREDITOR AGREEMENT."

II.  Miscellaneous Provisions.

     1. Conditions Precedent to Effectiveness. This Second Amendment shall become effective on the date (the "Second Amendment Effective Date") when each of the following conditions shall have been satisfied:

          (i) Holdings, the U.S. Borrower, the Guarantors, the Administrative Agent and the Lenders constituting the Required Lenders shall have signed a counterpart hereof (whether the same or different counterparts) and shall have delivered (including by way of pdf, facsimile or other electronic transmission) the same to the Administrative Agent;

          (ii) Holdings, the U.S. Borrower, the Guarantors, the Administrative Agent and the collateral agent under the Second Lien Note Indenture shall have duly authorized, executed and delivered the intercreditor agreement in the form of Annex I attached hereto, and such intercreditor agreement shall be in full force and effect;

          (iii) the U.S. Borrower shall have paid to the Administrative Agent (or one of its Affiliates, as applicable) (a) a non-refundable cash amendment fee in dollars for distribution to each Lender which executes and delivers to the Administrative Agent (or its designee) a counterpart hereof by 5:00 P.M. (New York City time) on September 24, 2009, in an amount equal to 25 basis points (0.25%) of the sum of (x) the aggregate principal amount of all Term B Loans of such Lender and (y) Revolving Credit Commitments of such Lender, in each case outstanding on the Second Amendment Effective Date (immediately prior to the occurrence thereof) and (b) all other fees required to be paid on or before the Second Amendment Effective Date;

          (iv) the U.S. Borrower shall have paid all reasonable fees, expenses and disbursements of counsel to the Administrative Agent to the extent invoiced prior to or on the Second Amendment Effective Date, plus such additional amounts of reasonable fees, expenses and disbursements of counsel to the Administrative Agent as shall constitute its reasonable estimate of reasonable fees, expenses and disbursements of counsel to the Administrative Agent incurred or to be incurred by it through the closing proceedings

     (provided that such estimate shall not thereafter preclude a final settling of accounts between the U.S. Borrower and the Administrative Agent);

          (v) after giving effect to this Amendment, the representations and warranties of the Loan Parties contained in Section 2 of Article II of this Amendment, Article V of the Credit Agreement or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (or, if the applicable representation and warranty is already subject to a materiality standard, shall be true and correct in all respects) on and as of the Second Amendment Effective Date, except to the extent that such representations and warranties expressly refer to an earlier date, in which case they shall be true and correct in all material respects (or, if the applicable representation and warranty is already subject to a materiality standard, shall be true and correct in all respects) as of such date; and

          (vi) no Default shall exist and be continuing as of the Second Amendment Effective Date.

     2. Representations and Warranties. Each of the Loan Parties hereby represents and warrants that (a) it has the power and authority, and legal right, to make, deliver and perform this Amendment, (b) it has taken all necessary organizational action to authorize the execution, delivery and performance this Amendment, (c) no consent or authorization of, filing with, notice to or other act by or in respect of, or order of, any Governmental Authority or any other Person is required in connection with the execution, delivery or performance by it of this Amendment, except consents which have been obtained or made and are in full force and effect, (d) the execution, delivery and performance of this Amendment will not violate any material Requirement of Law or Contractual Obligation of Holdings, the U.S. Borrower or any of its Subsidiaries and will not result in, or require, the creation or imposition of any Lien (other than Liens permitted hereunder in connection with the Second Lien Notes) on any of their respective properties or revenues pursuant to any such Requirements of Law or any such Contractual Obligation, (e) the representations and warranties contained in Article V of the Credit Agreement are true and correct in all material respects on and as of the date hereof as though made on and as of such date (except for those which expressly relate to an earlier date, in which case they are true and correct in all material respects as of such date) and (f) no Default or Event of Default exists under the Credit Agreement on and as of the date hereof and after giving effect to this Amendment, or will occur as a result of the transactions contemplated hereby.

     3. No Other Changes; Ratification. Except as expressly modified or waived hereby, all of the terms and provisions of the Credit Agreement (including schedules and exhibits thereto) and the other Loan Documents shall remain in full force and effect. The term "this Agreement" or "Credit Agreement" and all similar references as used in each of the Loan Documents shall hereafter mean the Credit Agreement as amended by this Amendment. This Amendment shall constitute a "Loan Document" under, and as defined in, the Credit Agreement. Except as herein specifically agreed, the Credit Agreement is hereby ratified and confirmed and shall remain in full force and effect according to its terms. This Amendment shall be effective only to the extent specifically set forth herein and shall not (i) be construed as a waiver of any breach or default other than as specifically waived herein nor as a waiver of any breach or default of which the Lenders have not been informed by Holdings or the U.S. Borrower, (ii) affect the right of the Lenders to demand compliance by Holdings or the U.S. Borrower with all terms and conditions of the Credit Agreement in all other instances, (iii) be deemed a waiver of any transaction or future action on the part of Holdings or the U.S. Borrower requiring the Lenders' or the Required Lenders' consent or approval under the Credit Agreement (after giving effect hereto), or (iv) be deemed or construed to be a waiver or release of, or a limitation upon, the Administrative Agent's or the Lenders' exercise of any rights or remedies under the Credit Agreement or any other document executed or delivered in connection therewith, whether arising as a consequence of any Event of Default which may now exist or otherwise, all such rights and remedies hereby being expressly reserved.

     4. Expenses. The U.S. Borrower agrees to pay all reasonable costs and expenses of the Administrative Agent in connection with the preparation, execution and delivery of this Amendment, including without limitation the reasonable fees and expenses of Moore & Van Allen PLLC, special counsel to the Administrative Agent.

     5. Acknowledgment of Guarantors. The Guarantors acknowledge and consent to all of the terms and conditions of this Amendment and agree that this Amendment and any documents executed in connection herewith do not operate to reduce or discharge the Guarantors' obligations under the Guarantee and Collateral Agreement or the other Loan Documents.

     6. Affirmation of Liens. Each Loan Party affirms the liens and security interests created and granted by it in the Loan Documents (including, but not limited to, the Guarantee and Collateral Agreement) and agrees that this Amendment and the permitting of Liens in connection with the Second Lien Notes shall in no manner adversely affect or impair such liens and security interests.

     7. Counterparts; Facsimile/Email. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original and it shall not be necessary in making proof of this Amendment to produce or account for more than one such counterpart. Delivery of an executed counterpart of this Amendment by telecopy or electronic mail by any party hereto shall be effective as such party's original executed counterpart.

     8. Governing Law. This Amendment shall be deemed to be a contract made under, and for all purposes shall be construed in accordance with, the laws of the State of New York, without regard to conflicts of law principles that would require the application of laws of another jurisdiction.

     9. Entirety. This Amendment and the other Loan Documents embody the entire agreement between the parties and supersede all prior agreements and understandings, if any, relating to the subject matter hereof. These Loan Documents represent the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no oral agreements between the parties.

     10. References to Credit Agreement. From and after the Second Amendment Effective Date, all references in the Credit Agreement and each of the other Loan Documents to the Credit Agreement shall be deemed to be references to the Credit Agreement, as modified hereby on the Second Amendment Effective Date.

                                     * * *

          IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Second Amendment as of the date first above written.

                                                 APPLETON PAPERS INC.


                                                 By: /s/ Jeffrey J. Fletcher
                                                     ---------------------------
                                                 Name:  Jeffrey J. Fletcher
                                                 Title: Controller


                                                 PAPERWEIGHT DEVELOPMENT CORP.


                                                 By: /s/ Jeffrey J. Fletcher
                                                     ---------------------------
                                                 Name:  Jeffrey J. Fletcher
                                                 Title: Controller


                                                 AMERICAN PLASTICS COMPANY, INC.


                                                 By: /s/ Jeffrey J. Fletcher
                                                     ---------------------------
                                                 Name:  Jeffrey J. Fletcher
                                                 Title: Treasurer


                                                 C & H PACKAGING COMPANY, INC.


                                                 By: /s/ Jeffrey J. Fletcher
                                                     ---------------------------
                                                 Name:  Jeffrey J. Fletcher
                                                 Title: Treasurer


                                                 NEW ENGLAND EXTRUSION INC.


                                                 By: /s/ Jeffrey J. Fletcher
                                                     ---------------------------
                                                 Name:  Jeffrey J. Fletcher
                                                 Title: Treasurer

                                                 PDC CAPITAL CORPORATION


                                                 By: /s/ Jeffrey J. Fletcher
                                                     ---------------------------
                                                 Name:  Jeffrey J. Fletcher
                                                 Title: Treasurer


                                                 ROSE HOLDINGS LIMITED


                                                 By: /s/ Thomas J. Ferree
                                                     ---------------------------
                                                 Name:  Thomas J. Ferree
                                                 Title: Director

                                                 BANK OF AMERICA, N.A.,
                                                   as Administrative Agent


                                                 By: /s/ Rosanne Parsill
                                                     ---------------------------
                                                 Name: Rosanne Parsill